As filed with the Securities and Exchange Commission on November 23, 2020
Registration No. 333-225604

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMAG PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)
Delaware	04-2742593
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1100 Winter Street,
Waltham, Massachusetts, 02451, (425) 943-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael Porter
President and Chief Executive Officer
1100 Winter Street
Waltham, Massachusetts, 02451, (617) 498-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David K. Lakhdhir
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Tel: +1 212 373-3030
Fax: +1 212 492-0030

Approximate date of commencement of proposed sale to the public:  Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
AMAG Pharmaceuticals, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by the Registrant on June 13, 2018 (File No. 333-225604) (the “Registration Statement”) to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

Effective as of November 16, 2020, as contemplated by the Agreement and Plan of Merger, by and among Covis Group S.à r.l. (“Parent”), Covis Mergerco Inc. (“Merger Sub”), the Registrant and (solely with respect to certain sections thereof) Covis Finco S.à r.l., dated October 1, 2020, Covis Mergerco Inc. merged with and into the Registrant, with the Registrant surviving as a wholly owned indirect subsidiary of Covis Group S.à r.l. (such transaction, the “Merger”).  At the time of the Merger, each share of the Registrant’s common stock not owned directly or indirectly by Parent or Merger Sub was converted into the right to receive the offer price of $13.75, net to the seller in cash, without interest.  The Nasdaq Stock Market LLC filed Form 25 with the SEC on November 16, 2020 and trading of the Registrant’s common stock was suspended and such shares were deregistered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

As a consequence of the Merger, the Registrant has terminated any and all offerings of the Registrant's securities pursuant to existing registration statements, including the Registration Statement.  In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant's securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any and all securities registered under the Registration Statement that remain unsold as of the effectiveness of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Waltham, State of Massachusetts, on the 23rd day of November, 2020.

AMAG PHARMACEUTICALS, INC.

/s/ Michael Porter
By:	Michael Porter
President and Chief Executive Officer

NOTE:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.